Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-120866, No. 333-120867, No. 333-139539, No. 333-139543 and No. 333-188951 of Neenah Paper, Inc. on Form S-8 of our report dated June 27, 2014, with respect to the statements of net assets available for benefits of Neenah Paper, Inc. 401 (k) Retirement Plan as of December 31, 2013 and 2012, the related statement of changes in net assets available for benefits for the year ended December 31, 2013, and the related Supplemental Schedule of Assets (Held at End of Year) as of December 31, 2013, appearing in this Annual Report on Form 11-K of Neenah Paper 401(k) Retirement Plan for year ended December 31, 2013.

/s/ Frazier & Deeter, LLC
Atlanta, Georgia
June 27, 2014